Exhibit 4.1

EXECUTION COPY

FORBEARANCE AND CONSENT AGREEMENT

This FORBEARANCE AND CONSENT AGREEMENT (this “Agreement”), is entered into as of February 20, 2008, by and among ARTISTdirect, Inc., a Delaware corporation and its subsidiaries and affiliates (collectively, the “Company”), U.S. Bank National Association, as Collateral Agent under the Note and Warrant Purchase Agreement (as defined below) (in such capacity, “Collateral Agent”) and the senior lenders signatories hereto (“Initial Purchasers”).

Recitals

A.            The Company, Initial Purchasers and Collateral Agent are parties to that certain Note and Warrant Purchase Agreement dated as of July 28, 2005 (the “Senior Financing Agreement”), among the Company, the investors party thereto, as Initial Purchasers, and Collateral Agent. The Senior Financing Agreement, together with the other Transaction Documents (as defined in the Senior Financing Agreement) as such documents have been amended from time to time, are collectively referred to herein as the “Senior Financing Documents.”

B.            The Company is in default under certain provisions of the Senior Financing Documents.

C.            The Existing Senior Defaults (as defined herein) constitute “Events of Default” for purposes hereof that entitle Collateral Agent and Initial Purchasers to enforce their rights and remedies under the Senior Financing Documents.

D.            The parties hereto entered into a Forbearance and Consent Agreement dated as of January 31, 2008 pursuant to which the Collateral Agent and Initial Purchasers agreed to forbear from the exercise of their rights and remedies relating to the Existing Senior Defaults and any other additional Events of Default for the purpose of affording a period of time for the Company to obtain funds to pay the obligations under the Senior Financing Documents or to restructure its capital structure (the “Prior Forbearance Agreement”)

E.             The Company entered into the Waiver and Forbearance Agreement, dated as of August 3, 2007, with the holders of the Company’s Convertible Subordinated Notes, dated July 28, 2005 (the “Subordinated Note Holders”) (the “Subordinated Forbearance Agreement”), pursuant to which the Subordinated Note Holders agreed to waive their right to charge the Default Interest Rate (as defined therein) and forbear the exercise of their rights and remedies relating to the Existing Subordinated Defaults (as defined therein) during the Waiver Period (as defined therein) to allow the Subordinated Note Holders to consider a restructuring of the Company’s capital structure.

F.             The Prior Forbearance Agreement will expire on February 20, 2008 and the Forbearance Period (as defined in the Prior Forbearance Agreement) will expire on February 20, 2008.

G.            The Company has requested, subject to the conditions contained herein, that Collateral Agent and Initial Purchasers forbear from the exercise of their rights and remedies relating to the Existing Senior Defaults for the purpose of affording an additional period of time for the Company to obtain funds to pay the obligations under the Senior Financing Documents or to restructure its capital structure pursuant to this Agreement.

H.            Subject to the terms contained herein, Collateral Agent and Initial Purchasers are willing to agree to forbear from the exercise of their rights and remedies relating to the Existing Senior Defaults.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Senior Financing Agreement. The following terms as used in this Agreement shall have the meanings set forth below:

“Existing Senior Defaults” means the existing Senior Events of Default described on Schedule I hereto, it being understood that certain of the Senior Events of Default may be continuing during the Forbearance Period and that such Senior Events of Default are part of the agreement to forbear set forth in Section 2.

“Forbearance Period” means the period commencing on the date hereof and ending on the earliest to occur of the following: (i) December 31, 2008; or (ii) any representation or warranty made by the Company in this Agreement proves to be materially false as of the date when made.

“Senior Event of Default” means an Event of Default under the Senior Financing Agreement.

2.             Agreement to Forbear.

(a)           Subject to the conditions set forth in Section 3 below, during the Forbearance Period, and subject to the terms hereof, Collateral Agent and Initial Purchasers hereby agree to forbear from exercising any of their rights and remedies under the Senior Financing Documents with respect to the Existing Senior Defaults.

(b)           Nothing in this Section 2 shall be construed to be a waiver of or acquiescence in any Existing Senior Default, and all such Existing Senior Defaults shall continue in existence, subject only to the written agreement of Collateral Agent and Initial Purchasers, as set forth herein, to forbear during the Forbearance Period from exercising any of their rights and remedies under the Senior Financing Documents. Collateral Agent and Initial Purchasers expressly reserve all of their rights and remedies under the Senior Financing Documents and under applicable law with respect to such Existing Senior Defaults, except as expressly limited in this Agreement. Nothing in this Section 2 shall act as a waiver of the accrual of any default interest due under section 2(b) of the Senior Financing Agreement during the Forbearance Period.

(c)           Upon expiration of the Forbearance Period, Collateral Agent and Initial Purchasers shall have all the rights and remedies available to them under the Senior Financing Documents, applicable law and otherwise.

(d)           Collateral Agent may assume without inquiry that the Forbearance Period expires on December 31, 2008, unless it receives from the Initial Purchasers a certificate specifying another date and setting forth the provisions of this Agreement pursuant to which an alternative Forbearance Period termination date was established.

(e)           The parties acknowledge and agree that the Prior Forbearance Agreement shall be deemed to have expired and terminated, shall no longer be in full force and effect, and that the matters governed therein shall be governed pursuant to this Agreement.

3.             Conditions to Effectiveness.  The Initial Purchasers’ agreement to forbear for the Forbearance Period shall be subject to the following conditions and covenants being fully satisfied:

(a)           The execution and delivery to Collateral Agent of a counterpart of this Agreement by Collateral Agent, each Initial Purchaser and the Company.

(b)           All representations and warranties set forth in this Agreement shall be true and correct as of the date hereof in all material respects.

(c)           The interest rate on the unpaid balance of the Notes will be 15% per annum from February 20, 2008 until September 30, 2008.  If the Notes have not been paid in full by September 30, 2008, the interest rate shall be increased to 16% per annum retroactive to February 20, 2008, with such additional interest for the period from February 20, 2008 until September 30, 2008 to be paid on September 30, 2008.

(d)           The Company (i) shall comply with its obligations under the Subordination Agreement and (ii) shall not declare or pay any dividends or make any other payments not required or allowed under the Senior Financing Documents or the Securities Purchase Documents on account of any equity interests in the Company.

4.             Termination.  Initial Purchasers’ agreement to so forbear shall automatically terminate, without further act or instrument, upon the occurrence of any of the following events:

(a)           Bankruptcy.

(i)            The Company or any of its Subsidiaries pursuant to or under or within the meaning of any Bankruptcy Code:

(1)           commences a voluntary case or proceeding;

(2)           consents to the entry of an order for relief against it in an involuntary ease or proceeding;

(3)           consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(4)           makes a general assignment for the benefit of its creditors; or

(ii)           A court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(1)           is for relief against the Company or any of its Subsidiaries in an involuntary case or proceeding;

(2)           appoints a Custodian of the Company or any of its Subsidiaries for all or substantially all of their properties taken as a whole; or

(3)           orders the liquidation of the Company or any of its Subsidiaries; and in each case the order or decree remains unstayed and in effect for 60 days.

(b)           The Company repudiates, or asserts a defense to, any obligation or liability under the Senior Financing Documents or this Agreement or makes or pursues a claim against the Initial Purchasers.

(c)           The Company fails to timely perform any of the other material covenants, agreements and obligations set forth in this Agreement.

5.             Representations and Warranties.  In consideration of the agreement of Collateral Agent and Initial Purchasers to forbear from the exercise of their rights and remedies as set forth in this Agreement, the Company hereby represents and warrants to Collateral Agent and Initial Purchasers as of the date hereof that:

(a)           The Company has full power, authority and legal right to enter into this Agreement.

(b)           The Senior Financing Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, except (i) as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles and (ii) as may be specifically limited by the terms of this Agreement.

(c)           This Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

6.             Amendments.  This Agreement may be amended after the date hereof only by a written amendment, fully executed and delivered by the parties.

7.             Senior Financing Documents Still in Force.  Notwithstanding anything to the contrary in this Agreement, the Senior Financing Documents are in full force and effect in accordance with their respective terms, remain valid and binding obligations of the Company, and are hereby reaffirmed and ratified by the parties. The Senior Financing Documents shall remain unmodified unless and until otherwise expressly modified in accordance with the terms of the respective Senior Financing Document.

8.             No Waiver of Rights Under Senior Financing Documents.  Neither the failure nor delay by the Initial Purchasers to exercise its rights and remedies nor the acceptance of any partial performance (whether any of the foregoing is before or after the date of this Agreement) nor any provision of this Agreement shall amend, modify, supplement, extend, delay, renew, terminate, waive, release or otherwise limit or prejudice Initial Purchasers’ rights and remedies or the Company’s obligations under the Senior Financing Documents (including, but not limited to, the Initial Purchaser’s right to receive full payment of principal and interest as well as late charges, delinquent interest, attorney’s fees and expenses, and other charges to the extent provided in the Senior Financing Documents) except as specifically provided in a written agreement between the parties that is fully executed and delivered in accordance with the terms of the respective Senior Financing Document (and except that, without modifying or amending the Senior Financing Documents, the Initial Purchasers agree to forbear to the extent specifically provided in Section 2 hereof), nor shall it affect the relative priority of the Initial Purchasers’ security interest in the Collateral.

In particular, the Company understands that nothing referred to above shall operate to prohibit, restrict or otherwise inhibit the Initial Purchasers from exercising any right or remedy it may have under the Senior Financing Documents (except that the Initial Purchasers agree to forbear to the extent specifically provided in Section 2 hereof) or constitute a cure of any existing default and, without limitation, shall not extend to any applicable reinstatement or redemption period.

9.             Voluntary Agreement.  Each party to this Agreement represents and warrants to each other party that it is represented by legal counsel of its choice, that it has consulted with counsel regarding this Agreement, that it is fully aware of the terms contained herein and that it has voluntarily and without coercion or duress of any kind entered into this Agreement.

10.           Effect on and Ratification of the Senior Financing Documents.  The Company acknowledges, confirms and agrees (without limiting or modifying the provisions of the Senior Financing Documents or the rights and remedies otherwise available to Collateral Agent and Initial Purchasers) that Collateral Agent and Initial Purchasers (x) have not made any representations, promises or agreements, and shall have no obligation, to extend the Forbearance Period, or otherwise to grant the Company any extension, delay, deferral or other indulgence (other than those contemplated by this Agreement), and (y) after expiration of the Forbearance Period, may proceed immediately to enforce all rights and remedies available to them under the Senior Financing Documents, including, but not limited to, with respect to the Existing Senior Defaults for collection, foreclosure or otherwise.

11.           Miscellaneous.

(a)           Counterparts. This Agreement may be signed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that they shall have the same effect as an original counterpart thereof and shall be binding on the person delivering the same.

(b)           All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified mail, return receipt requested to such party at the address for such notices to it under the Senior Financing Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.           Initial Purchasers’ Direction to Collateral Agent. Initial Purchasers represent and warrant to Collateral Agent that, together with Collateral Agent, they are the sole holders and beneficial owners of the Company’s obligations under the Senior Financing Documents. Having the power under the Senior Financing Documents to do so, Initial Purchasers (i) direct Collateral Agent to enter into and perform its obligations under this Agreement and (ii) confirm their indemnity obligations to Collateral Agent as and to the extent set forth in the Senior Financing Documents.

[Signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Forbearance and Consent Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

ARTISTDIRECT, INC.,
a Delaware corporation

By:	/s/ Neil McCarthy
	Name:	Neil McCarthy
	Title:	Interim Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent under the Note and Warrant Purchase Agreement

By:	/s/ Brad E. Scarbrough
	Name:	Brad E. Scarbrough
	Title:	Vice President

JMG TRITON OFFSHORE FUND, LTD.,
as Initial Purchaser

By:	/s/ Jonathan Glaser
	Name:	Jonathan Glaser
	Title:	Member Manager of the Investment Manager

JMG CAPITAL PARTNERS, L.P.,
as Initial Purchaser

By:	/s/ Jonathan Glaser
	Name:	Jonathan Glaser
	Title:	Member Manager of the L.P.

JMG CAPITAL PARTNERS, L.P.,
as Initial Purchaser

By:	/s/ Cyrus Haddi
	Name:	Cyrus Haddi
	Title:	Partner

CCM MASTER QUALIFIED FUND, LTD.
as Initial Purchaser

By:	/s/ Clint Coghill
	Name:	Clint Coghill
	Title:	President of Investment Manager
Director of CCM Master Qualified Fund, LLP

Schedule I

List of Existing Senior Defaults

Listed below are the current Senior Events of Default with respect to each of the Sections of the Senior Financing Agreement indicated below which have occurred and are continuing.

•                                          Section 6(c): Company has not timely filed all reports required to be filed with the SEC pursuant to the 1934 Act.

•                                          Section 6(p): Company has not maintained its eligibility to use the registration statement filed with the SEC for the resale of the Registrable Securities.

•                                          Section 6(t): Company failed to promptly deliver copies of the management letters.

•                                          Section 6(u): Company has not delivered the officers certificates described in Section 6(u).

•                                          Section 6(w): Company failed to provide notice of new accounts.

•                                          Section 6(x): Company failed to enter into account control agreement for new accounts.

•                                          Section 7(h): Company has failed to maintain minimum working capital and failed to satisfy the following tests or thresholds: (i) minimum leverage ratio, (ii) minimum EBITDA and (iii) minimum fixed charge coverage ratio.

•                                          Section 8(a): Company has failed to make all payments when due.

•                                          Section 8(b): Company has breached the negative covenants listed above.

•                                          Section 8(c): Company has breached the covenants listed above.

•                                          Section 8(g): Company has defaulted under it obligations under the Convertible Subordinated Notes, the Registration Rights Agreement associated with the Convertible Subordinated Notes and the Securities Purchase Agreement.

Listed below are the current Senior Events of Default with respect to each of the Sections of the Registration Rights Agreement indicated below which have occurred and are continuing and known to the Company.

•                                          Section 2(f).  Company has not paid the Registration Delay Payments.

•                                          Section 3(m).  Company has not made generally available to its security holders an earnings statement for the year ended December 31, 2006, within ninety (90) days of the close of the year-end period.

•                                          Section 8(b).  Company has not timely filed all reports required to be filed with the SEC pursuant to the 1934 Act.